Exhibit 10.20
AMENDMENT TO
NON-QUALIFIED STOCK OPTION AGREEMENT
THIS AMENDMENT TO NON-QUALIFIED STOCK OPTION AGREEMENT (this “Amendment”) is made and entered into as of October 28, 2011, by and between Ameristar Casinos, Inc., a Nevada corporation (the “Company”), and the person named in the cover memorandum to which this Amendment is attached (the “Optionee”).
WHEREAS, the Company and the Optionee are parties to one or more Non-Qualified Stock Option Agreements (each a “Stock Option Agreement”); and
WHEREAS, the Company and the Optionee desire to amend each Stock Option Agreement in certain respects as more particularly set forth in this Amendment.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and the Optionee agree as follows:

1.	Amendment to Provision Regarding Termination of Option. The following new provisions are hereby added to the existing provisions regarding the termination of the Optionee's options:
“In the event that the Relationship is terminated by the Optionee for Good Reason (as defined herein) or by the Company or one of its subsidiaries for any reason other than cause (as defined herein) or the Optionee's death or Permanent Disability, the above-described 90-day period shall be extended to six months following such termination. For purposes of this Agreement, “Good Reason” shall have the meaning ascribed to such term in or for purposes of a written employment agreement in effect as of the date of termination between the Company or one of its subsidiaries and the Optionee, or if “Good Reason” is not defined in or for purposes of any such employment agreement or no such employment agreement is in effect as of the date of termination, “Good Reason” shall have the meaning ascribed to such term in the Ameristar Casinos, Inc. Change in Control Severance Plan, as amended (regardless of whether or not the Optionee is a participant in such plan).
In the event that the Relationship is terminated by the Optionee's Retirement (as defined below), the Option, if granted at least one (1) year prior to the date of Retirement, shall continue to vest as described in Section 1 hereof and shall terminate only upon the earlier of (i) four years from the date of Retirement or (ii) the date set forth above next to the heading “Expiration Date.” For purposes of this Agreement, “Retirement” means the termination of the Optionee's Relationship as an employee of the Company or a Related Company for any reason other than cause after the Optionee has (i) obtained at least 75 Points (as defined below), (ii) attained at least 60 years of age, and (iii) completed at least five (5) full years of service with the Company or a Related Company, including service as a non-employee member of the Board of Directors of the Company or a Related Company. The Optionee's “Points” shall be equal the sum of the Optionee's age (full years only) and full years of service with the Company or a Related Company, including service as a non-employee member of the Board of Directors of the Company or a Related Company.”

2.
Amendment to Provision Regarding Definition of Cause. The provision of the Stock Option Agreements regarding any conflict between the definition of “for cause” set forth in the Stock Option Agreement and the definition of “for cause” or “cause” in any employment agreement the Optionee may have is hereby amended to read in its entirety as follows: “Notwithstanding the foregoing sentence, in the event of any conflict between the definition of “for cause” set forth above and the definition of “for cause” or “cause” in any employment agreement the Optionee may have with the Company or a Related Company, the definition and other provisions concerning the determination of “for cause” or “cause” in such employment agreement shall control.”

3.
Amendment to Provisions Regarding Adjustments. The provision of the Stock Option Agreements regarding adjustments in the event of certain corporate transactions is hereby amended to add the following sentence to the end thereof: “Notwithstanding the foregoing, no adjustment or substitution shall be made with respect to the Option pursuant to this paragraph that would cause the Option, or any other option granted in substitution for the Option, to be treated as providing for a deferral of compensation under Treas. Reg. 1.409A-1(b)(5)(i).”

4.
Amendment to Provisions Regarding Change in Control. The provision of the Stock Option Agreements regarding a minimum exercise period for the Optionee's options in the event of a Change in Control or certain other corporate transactions is hereby amended to add the following sentence to the end thereof: “Notwithstanding the foregoing, no extension to the period of exercisability of the Option shall be made that would cause the Option to be treated as providing for a deferral of compensation under Treas. Reg. 1.409A-1(b)(5)(i).”

5.
Extension of Term of Certain Options. With respect to Stock Option Agreements governing all options that were granted on December 16, 2004 or between March 31, 2005 and October 1, 2007, which had an expiration date that is seven years from the date of grant, such Stock Option Agreements are hereby amended to provide that 88% of all such outstanding options shall expire on the tenth anniversary of the date of grant, and 12% of all such outstanding options shall continue to expire on the seventh anniversary of the date of grant.

6.	Confirmation. Except as amended pursuant to this Amendment, the terms of the Stock Option Agreements shall continue in full force and effect.